PROSPECTUS SUPPLEMENT #3                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JUNE 7, 2000)                    REGISTRATION NO. 333-32228

                               [EXCITE@HOME LOGO]

                              AT HOME CORPORATION
                         $500,000,000 PRINCIPAL AMOUNT
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                        SHARES OF SERIES A COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES

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This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due 2006 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus dated June 7, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                  PRINCIPAL AMOUNT
                                      OF NOTES                       SHARES OF SERIES A
                                    BENEFICIALLY      PERCENTAGE        COMMON STOCK       SHARES OF SERIES A
                                     OWNED THAT        OF NOTES         BENEFICIALLY          COMMON STOCK
              NAME                  MAY BE SOLD       OUTSTANDING          OWNED            THAT MAY BE SOLD
              ----                ----------------    -----------    ------------------    ------------------
Merrill Lynch Pierce Fenner &
  Smith Inc. ...................    $ 6,035,000           1.2%             106,783               106,783
Tucker Anthony Incorporated.....    $   340,000             *                6,015                 6,015
Other holders of notes and
  future transferees of these
  holders(**)...................    $66,368,000          13.3%           1,174,315             1,174,315

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*  Less than 1%

** Assumes that any other holders of notes, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the notes.

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INVESTING IN OUR CONVERTIBLE SUBORDINATED NOTES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 20, 2000.